CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Prospectuses and Statement of
Additional Information constituting parts of this Post-Effective Amendment No. 94 to the registration statement on Form N-1A (the “Registration Statement”) of our report dated December 12, 2011, relating to the financial statements and financial highlights appearing in the October 31, 2011 Annual
Report to Shareholders of Vanguard Explorer Fund, which report is also incorporated by reference into the Registration Statement. We also consent to the references to us under the heading
“Financial Highlights” in the Prospectuses and under the headings “Financial Statements” and
“Service Providers–Independent Registered Public Accounting Firm” in the Statement of Additional
Information.

PricewaterhouseCoopers LLP
Philadelphia, PA
February 13, 2012